                                                                 Exhibit 10(b)

                      THE NEWHALL LAND AND FARMING COMPANY
                        EMPLOYEE SAVINGS RESTORATION PLAN
                (As Amended and Restated Effective July 19, 2000)

    1. PURPOSE. The purpose of this Newhall Land and Farming Company Employee Savings Restoration Plan (the "Plan") is to permit certain eligible employees of The Newhall Land and Farming Company (a California Limited Partnership) ("Company") defer a portion of their compensation.

   2. ELIGIBILITY. Any Participant of The Newhall Land and Farming Company Employee Savings Plan (the "Savings Plan") shall be eligible to participate in this Plan if the Company notifies such Participant of his eligibility to participate. However, the only Participants who shall be eligible to make Supplemental Deferrals ("Supplemental Deferral Participants") shall be those who have been so designated by the Company and who have received notice of such designation.

   3.    PARTICIPATION.

         (a) Each Plan Year (the period from any January 1st to the following December 31st) individuals eligible to participate in the Plan pursuant to
Section 2 may irrevocably elect (i) Basic Deferrals (as defined below) of their Basic Earnings and/or (ii), in the case of Supplemental Deferral Participants, Supplemental Deferrals (as defined below) of their Excess Earnings that, in each case, are attributable to services to be rendered in the Plan Year immediately following the Plan Year in which such election is made. For purposes of this plan "Basic Earnings" shall be Earnings as defined in the Savings Plan, but, if not provided for in such definition for any the relevant period, INCREASED by the amount of (i) any salary or bonus deferred (whether in the form of cash or employer securities) under a non-qualified deferral plan and (ii) any amounts payable to a Participant as general partner income from Newhall General Partnership or as fees for serving as a director of any subsidiary of the Company, but REDUCED by (A) that portion of compensation imputed for tax purposes as a result of fringe benefits (including any gain upon the exercise of options to acquire employer securities or the sale of securities acquired thereunder, the vesting of restricted employer securities or other gains from equity compensation other than employer securities that are payable (or would be payable absent a deferral election by the Participant) as an annual bonus) or other similar amounts as determined by the Company, (B) deferred compensation at the time of payment if attributable to amounts that were taken into account at the time of deferral. "Excess Earnings" shall mean for any plan year, the Basic Earnings payable to a Participant after the Participant's Earnings as defined in the Savings Plan exceed the annual compensation limit of Section 401(a)(17) of the Code.

         (b) Individuals who first become eligible to participate in the Plan during the Plan Year pursuant to Section 2 may irrevocably elect, within 30 days of being notified of such eligibility, to make Basic Deferrals and/or, in the case of Supplemental Deferral Participants, Supplemental Deferrals with respect to Basic Earnings and Excess Earnings, respectively, that are attributable to services to be rendered between the making of such election and the end of the Plan Year. In addition, in the Plan Year in which the Plan is amended to first permit individuals to elect to make Supplemental Deferrals, they may irrevocably elect, within 30 days of being notified of such eligibility, to make Supplemental Deferrals of their Excess Earnings that are attributable to services to be rendered between the making of such election and the end of the Plan Year.

         (c) A Basic Deferral election shall provide for deferral of a "specified percentage" of a Participant's Basic Earnings and/or a specified dollar amount (not in excess of the percentage and dollar limits specified in the Savings Plan), which deferral shall be made to the Savings Plan to the extent permissible thereunder or to this Plan to the extent that such deferral cannot be made to the Savings Plan because of (I) the annual dollar limitation of section 402(g) of the Code of 1986 (the" Code"), (II) the nondiscrimination requirements of section 401(k)(3) of the Code (applied on an estimated basis), (III) the annual compensation limit of Section
401(a)(17) of the Code, or (IV) the difference, if any, in the definition of Basic Earnings under this Plan and the definition of Earnings under the Savings Plan for the relevant period. Specified percentage means the percentage (not less than 1% and no more than 6%) by which Participants elect to have the Company reduce Earnings and make contribution to the Savings Plan.

         (d) A Supplemental Deferral shall provide for deferral of a percentage (not less than 1% and not more than 25%) of a Participant's Excess Earnings; provided that Supplemental Deferrals for any plan year may not exceed $60,000 for any Participant.

         (e) Although amounts payable to a Participant as general partner income from Newhall General Partnership or as fees for serving as a director of any subsidiary of the Company are included in the definitions of Basic Earnings and Excess Earnings for purposes of determining the amount of a Basic Deferral or a Supplemental Deferral, all deferrals shall be made from items of Basic Earnings and Excess Earnings other than such general partner and director fees.

   4. IN-SERVICE WITHDRAWALS. A Participant may be permitted to withdraw up to one hundred percent of (100%) of his or her vested benefits under the Plan, provided and only if the Participant furnishes the Board with satisfactory proof that the withdrawal is for an unanticipated emergency that was caused by an event beyond the control of the Participant or his or her beneficiary and that would result in severe financial hardship if the withdrawal is not permitted. In judging whether the payment of an expense satisfies the above requirements, the Board shall take into consideration the financial resources available to the Participant to meet the expense as reflected in a written statement furnished by the Participant in support of the request. In-service withdrawals shall be limited to the amount necessary to satisfy an emergency.

   5.    ACCOUNTS.

         (a) With respect to each Participant, any Company participating in the Savings Plan ("Participating Company") which is his or her employer shall reduce his or her Basic Earnings in each pay period in accordance with his or her Basic Deferral election and, to the extent that such amounts cannot be deferred into the Savings Plan because of (i) the annual dollar limitation of
Section 402(g) of the Code, (ii) the annual compensation limitation of
Section 401(a)(17) of the Code, (iii) the nondiscrimination requirements of
Section 401(k)(3) of the Code (applied on an estimated basis) or (iv) the difference, if any, between the definition of Basic Earnings under this Plan and the definition of Earnings under the Savings Plan for the relevant period, shall credit such amounts to his or her Basic Employer Contribution Account under this Plan as of the last day of such pay period.

         (b) To the extent that a Participant's Basic Deferrals do not exceed 6% of his or her Basic Earnings and are credited to his or her Basic Employer Contribution Account (rather than the Savings Plan) for a Plan Year, the Participating Company which is his or her employer shall credit a matching contribution (computed under the terms of the Savings Plan, but with respect to Basic Earnings as defined herein) to his or her Matching Employer Contribution Account under this Plan with respect to the amount so credited to his Basic Employer Account (and which, when added to the amount deferred to the Savings Plan does not exceed 6% of his Basic Earnings). The matching contribution shall be credited as of the last day of the Plan Year.

         (c) With respect to each Participant, the Participating Company which is his or her employer shall reduce his or her Excess Earnings in each pay period in accordance with his or her Supplemental Deferral election and shall credit such amounts to his or her Supplemental Employer Contribution Account under this Plan as of the last day of such pay period.

         (d) Each Participant's Basic Employer Contribution Account, Matching Employer Contribution Account and Supplemental Employer Contribution Account under this Plan (together his "Accounts") shall be adjusted for deemed investment return equal to the rate of return on the assets in the Participant accounts under the Savings Plan other than the assets invested in the Newhall Fund. The Accounts of Participants who no longer retain amounts under the Savings Plan shall continue to be adjusted for deemed investment returns as if invested in the Savings Plan and shall have the opportunity to direct their investment under the Plan as if they continued to participate in the Savings Plan.

   6. VESTING. Participants' vesting in their Basic Employer Contribution Accounts and Matching Employer Contribution Accounts under this Plan shall be subject to the vesting provisions applicable to their Basic Employer Contribution Accounts and Matching Employer Contribution Accounts, respectively, under the Savings Plan. Participants shall be fully vested in the Supplemental Employer Contribution Account at all times,

   7.     AMOUNT AND FORM OF BENEFIT PAYMENT.

         (a) Benefits under this Plan shall commence within thirty (30) days following the end of the Plan Year in which a Participant terminates employment with a Participating Company. The Participating Company which is the Participant's employer shall pay from its general assets, the entire amount to the Participant's credit under such Participant's Accounts in the Plan in installments consisting of approximately equal annual installments over a term of ten (10) years. The undistributed amounts shall continue to be adjusted for deemed investment returns as provided in Section 5(c). A Participant shall never receive a payment in excess his account balance and payments shall cease when his account balance equals zero.

         (b) Notwithstanding the preceding, if the credit under the Participant's Accounts does not exceed $25,000 the Participating Company which is such Participant's employer shall pay within thirty (30) days following the end of the Plan Year in which a

Participant terminates employment with a Participating Company, from its general assets the entire amount to such Participant's credit under such Participant's Accounts in the Plan.

        (c) In the event of a Participant's death prior to distribution of all benefits under this Plan, the Participating Company which was the Participant's employer shall pay within thirty (30) days the balance of the Participant's Accounts to the Participant's beneficiary in the form of a single a lump sum payment. A married Participant's spouse shall be a Participant's beneficiary unless the spouse has given written consent, witnesses by a notary, to designation of another beneficiary. If a beneficiary dies prior to distribution of the portion of a Participant's Account to which the beneficiary was entitled or if a Participant is unmarried and dies without naming a beneficiary, the funds held in the Participant's Accounts will be distributed, to the Participant's estate in the form of a single lump sum payment.

   8. AMENDMENT AND TERMINATION. This Plan may be amended or terminated at any time by action of the board of directors of the Corporation at its sole discretion without prior notice to any person. Members of the Board who are Participants are precluded from voting on any action to terminate this Plan. No amendment shall operate to reduce Participants' benefits accrued to the date of such amendment. Upon termination of this Plan, the rights of all affected Participants in benefits accrued to the date of termination shall be nonforfeitable. Notwithstanding Section 8, the Board may determine that such nonforfeitable accrued benefits shall be paid to all Participants as soon as practicable.

   9.    GENERAL.

         (a) Nothing contained herein shall confer on any Participant the right to be retained in the service of any Affiliated Company, nor shall it interfere with the right of each Affiliated Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

         (b) No amount payable to or in respect of any Participant under this Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to do so will be void. Such amounts shall in no manner be liable for or subject to the debts or liabilities of Participants or their beneficiaries. A Participant's or beneficiary's rights to receive payments under this Plan are merely those of an unsecured general creditor of the Company and its affiliate corporations. Such rights constitute a mere promise by the Company and its affiliate corporations to make payments to Participants and their beneficiaries in the future. It is the intention of all of the parities to this agreement that the Plan be unfunded for federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

         (c) This Plan constitutes an unfunded plan of deferred compensation described in section 401(a)(1) of ERISA. The rights conferred on any individual by virtue of his participation in this Plan shall be limited to the right to receive, at the time specified herein, an amount equal to the vested portion of his Accounts. With respect to such rights, a Participant shall have the status of an unsecured general creditor of the Participating Company that is his employer.

         (d) The Plan shall be interpreted in accordance with the reporting and disclosure requirements of ERISA and, to the extent not preempted, with California law.

                  IN WITNESS WHEREOF, The Newhall Land and Farming Company, (a California limited partnership), has caused this amendment and restatement of The Newhall Land and Farming Company Employee Savings Restoration Plan to be executed effective as of July 19, 2000.

                              THE NEWHALL LAND AND FARMING COMPANY (A
                              CALIFORNIA LIMITED PARTNERSHIP)

                              By: Newhall Management Limited Partnership,
                              Managing General Partner

                              By: Newhall Management Corporation, Managing
                              General Partner

                              By:   /s/ TRUDE TSUJIMOTO
                                 ---------------------------------------
                                  Name: Trude A. Tsujimoto
                                  Title: Secretary